The Ensign Group Announces $75 Million Revolving Credit Facility Increase
MISSION VIEJO, CA, February 6, 2013 - The Ensign Group, Inc. (NASDAQ: ENSG) announced today that Ensign and its operating subsidiaries have increased its revolving credit facility from a six-bank lending consortium arranged by SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC by $75 million to an aggregate of $150 million, $20 million of which was drawn as of February 1, 2013. The amendment also extended the maturity date on its $75 million term loan and the termination date for the revolving commitment to February 1, 2018.
"This credit facility further strengthens our long-term capital structure and, together with our strong cash flow, extends Ensign's ability to continue expanding our portfolio of healthcare facilities and companies," said Suzanne Snapper, Ensign's Chief Financial Officer. "The continued confidence shown by our banking partners is a testament to Ensign's strong balance sheet and solid operating history, and we look forward to working with them further as we continue our strategy of disciplined growth," she added.
Ms. Snapper confirmed that the proceeds of the credit facility will be used to fund acquisitions, renovate and upgrade existing and future facilities, cover working capital needs and for other corporate purposes. She also confirmed that Ensign's current net-debt-to-EBITDAR ratio is 2.34x.
About Ensign(TM)
The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, urgent care services and other rehabilitative and healthcare services at 108 facilities, six hospice companies and seven home health businesses in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa, Nebraska and Oregon. More information about Ensign is available at http://www.ensigngroup.net.
About SunTrust Robinson Humphrey

SunTrust Robinson Humphrey, Inc. is the full-service corporate and investment banking arm of SunTrust Banks, Inc. and is headquartered in Atlanta, Georgia.   It provides comprehensive capital raising, strategic advisory, risk management, and investment solutions to serve the needs of corporate clients across the nation.  It also offers fixed income and equity research, sales and trading for institutional investors.  SunTrust Robinson Humphrey has extensive experience working with public and private companies of all sizes - from emerging growth to the Fortune 500.  While the company offers a complete array of solutions and advice for companies across all industries, it provides in-depth industry expertise and dedicated corporate and investment banking practices for certain core sectors, including business services, financial sponsors, building products, healthcare, consumer and retail, media and communications, energy, transportation, and financial services and technology.  More information on SunTrust Robinson Humphrey can be found at www.suntrustrh.com.
About Wells Fargo Securities
Wells Fargo Securities, LLC is a U.S. broker-dealer registered with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation. Debt and equity underwriting, trading, research and sales, loan syndications agent services, and corporate finance and M&A advisory services are offered by WFS. Mezzanine capital, private equity, municipal securities trading and sales, cash management, credit, international, leasing and risk management products and services are offered by various non-broker dealer subsidiaries of Wells Fargo & Company.
SOURCE: The Ensign Group, Inc.